Exhibit 5.1

[Miller & Martin LLP Letterhead]

July 7, 2003

Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC 20549

  Re:
  Registration Statement on Form S-3 HealthTronics Surgical Services, Inc.

Ladies and Gentlemen:

        We have acted as counsel to HealthTronics Surgical Services, Inc. (the "Company") in connection with the filing by the Company of a Registration Statement on Form S-3 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended, for registration of 91,741 shares of the Company's common stock (the "Shares"). All of the Shares were previously issued pursuant that certain Limited Liability Company Unit Purchase Agreement between the Company, RMPT Inc., Rocky Mountain Prostate Thermotherapy, LLC and Patrick J. Sullivan, M.D., and that certain Membership Interest Purchase Agreement between the Company, HT Prostate Therapy Management Company, L.L.C. and certain selling members named therein.

        The opinions set forth below are given to the Commission pursuant to Item 16 of Form S-3 and Item 601(b)(5) of Regulation S-K. All capitalized terms not otherwise defined herein have the same meanings as defined in the Registration Statement.

        In furnishing this opinion, we have examined such corporate and other records as we have deemed necessary or appropriate to provide a basis for the opinion set forth below. This opinion is given as of the date hereof and is based on facts and conditions presently known and laws and regulations presently in effect.

        On the basis of the foregoing, we are of the opinion that the Shares covered by the Registration Statement, when sold under the circumstances described in the Registration Statement, will be duly authorized, validly issued, fully paid and non-assessable.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and we hereby consent to the reference made to me under the heading "Legal Matters" set forth in the prospectus forming a part of the Registration Statement.

                      Very truly yours,

                      /s/ Miller & Martin LLP